Exhibit 10.12

February 9, 2018

James T. Hackett

c/o Alta Mesa Resources, Inc.

1000 Louisiana Street, Suite 1450

Houston, Texas 77002

Re: Vesting Provisions

Dear Jim:

In connection with your employment by Alta Mesa Resources, Inc. (known prior to the consummation of its initial business combination as Silver Run Acquisition Corporation II) or any of its subsidiaries (together, the “Company”), you will be eligible to participate in the Alta Mesa Resources, Inc. 2018 Long Term Incentive Plan (the “LTIP”) or any other incentive plan sponsored by the Company which provides for equity grants of incentive awards.

This letter is to inform you that, notwithstanding anything in the LTIP or any award agreement thereunder (an “Award Agreement”) to the contrary, in the event you are involuntarily terminated by the Company other than for Cause (and not including death or termination due to Disability), or if you terminate your employment for Good Reason, you will become immediately 100% vested in any outstanding awards of restricted stock, stock options and any other equity incentive awards granted to you prior to the third anniversary of closing of the Company’s initial business combination under the LTIP (or any other equity incentive plan of the Company) that vest solely based on the passage of time (with any such awards that vest based on the attainment of performance-based vesting conditions vesting at the target level).

For purposes of this letter, “Cause” means any of the following: (a) your final conviction by a court of competent jurisdiction of a felony involving moral turpitude, or entering the plea of nolo contendere to such felony by you; (b) the commission by you of a demonstrable act of material fraud, or a proven and material misappropriation of funds or other property, of or upon the Company or any affiliate thereof; (c) the engagement by you, without the written approval of the Company, in any material activity which directly competes with the business of the Company or any affiliate thereof, or which would directly result in a material injury to the business or reputation of the Company or any affiliate thereof; or (d) the breach by you of any material provision of this letter agreement or any other written employment or consulting agreement with the Company. With respect to items (c) and (d) above, in order to constitute “Cause” hereunder, you must also fail to cure such breach within a reasonable time period set by the Company but in no event less than twenty (20) calendar days after your receipt of such notice.

For purposes of this letter, “Disability” means that (a) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than 12 months, you are receiving income replacement for a period of not less than three months under an accident and health plan covering employees of the Company. Evidence of such Disability shall be certified by a physician acceptable to both the Company and you. In the event that the parties hereto are not able to agree on the choice of a physician, each shall select one physician who, in turn, shall select a third physician to render such certification. All reasonable costs directly relating to the determination of whether you have incurred a Disability for purposes of this letter shall be paid by the Company. You agree to submit to any examinations that are reasonably required by the attending physician or other healthcare service providers to determine whether you have a Disability.

For purposes of this letter, “Good Reason” means the occurrence of any of the following without your prior written consent, if not cured and corrected by the Company or its successor, within 60 days after written notice thereof is provided by you to the Company or its successor, provided such notice is delivered within 90 days after the occurrence of the applicable condition or event and that you resign from employment with the Company within 90 days following expiration of such 60-day cure period: (a) the demotion or reduction in your title or rank, or the assignment to you of duties that are materially inconsistent with your positions, duties and responsibilities with the Company, or any removal of you from, or any failure to nominate for your re-election to, any of such positions (other than a change due to your Disability or as an accommodation under the American with Disabilities Act), except for any such demotion, reduction, assignment, removal or failure that occurs in connection with your termination of employment for Cause, Disability or death; (b) the reduction of your annual base salary and/or target bonus opportunity, as compared to your aggregate base salary and target bonus opportunity as effective immediately prior to such reduction, if such reduction of base salary and/or target bonus opportunity, on an aggregated basis, is five percent (5%) or greater of the aggregate base salary and target bonus opportunity as effective immediately prior to such reduction; (c) a relocation of your principal work location to a location in excess of 50 miles from its then current location; or (d) failure to nominate you to be re-elected to the board of directors of the Company. For the avoidance of doubt, the closing of the transactions contemplated by that certain Contribution Agreement by and among High Mesa Holdings, LP, High Mesa Holdings GP, LLC, Alta Mesa Holdings GP, LLC, the Company and certain other parties thereto, dated as of August 16, 2017, as the same may be amended from time to time, will not by itself be deemed to provide a basis for you to resign for Good Reason.

This letter may not be altered or otherwise amended except pursuant to an instrument in writing executed and delivered by each of the parties hereto. This letter, together with the LTIP and any award agreement thereunder, each as amended from time to time, constitutes the entire agreement between the parties with respect to the matters covered hereby and thereby and supersedes all prior agreements and understandings, both oral and written, between the parties with respect thereto. For the avoidance of doubt, in the event of any conflict between the terms of this letter and the LTIP or any award agreement thereunder, this letter shall control.

We appreciated your service to the Company.

Sincerely,

ALTA MESA RESOURCES, INC.
a Delaware corporation

By:	/s/ Harlan H. Chappelle
Name:	Harlan H. Chappelle
Title:	Chief Executive Officer

Acknowledged and Agreed:

/s/ James T. Hackett
James T. Hackett

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